Exhibit 5.1

December 15, 2014

T-Mobile US, Inc.

12920 SE 38th Street

Bellevue, Washington 98006

Re:	Registration Statement on Form S-3: File No. 333-192178

Ladies and Gentlemen:

We have acted as counsel to T-Mobile US, Inc., a Delaware corporation (the “Company”), in connection with (a) the preparation and filing with the Securities and Exchange Commission (the “SEC”) of the registration statement on Form S-3 filed on November 7, 2013 (File No. 333-192178) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), and the related prospectus included therein (the “Base Prospectus”), and (b) the preparation and filing with the SEC of a prospectus supplement dated December 9, 2014 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”) with respect to the underwritten public offering (the “Offering”) of an aggregate of 20,000,000 shares of the Company’s 5.50% Mandatory Convertible Preferred Stock, Series A, par value $0.00001 per share (the “Preferred Shares”), including up to 2,608,695 Preferred Shares which may be issued and sold by the Company pursuant to the exercise of the underwriters option to purchase additional shares in connection with the Offering. The Preferred Shares are to be sold pursuant to the terms of an underwriting agreement, which is referred to in the Prospectus, by and among the Company and the underwriters named therein (the “Underwriting Agreement”). Pursuant to the Certificate of Designations, dated December 12, 2014 and filed by the Company with the Secretary of State of the State of Delaware with respect to the Preferred Shares (the “Certificate of Designations”), the Preferred Shares are convertible into shares of common stock of the Company, par value $0.00001 per share (the “Conversion Shares”).

We have examined the Registration Statement, the Prospectus, the Underwriting Agreement, the Certificate of Designations and such documents and records of the Company and other documents as we have deemed necessary for the purposes of this opinion. In such examination, we have assumed the following: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies, (iii) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed and (iv) the effectiveness of the Registration Statement.

Based upon the foregoing, we are of the opinion that:

1.	The Preferred Shares have been duly authorized by all necessary corporate action of the Company and, assuming (i) the due execution by the Company and registration

T-Mobile US, Inc.

December 15, 2014

by its registrar of the Preferred Shares and (ii) the issuance and delivery to the Underwriters of the Preferred Shares pursuant to the Underwriting Agreement against payment of the consideration set forth therein, the Preferred Shares will be validly issued, fully paid and non-assessable.

2.	The Conversion Shares issuable upon the conversion of the Preferred Shares have been duly authorized by all necessary corporate action of the Company, and when issued and delivered in accordance with the Certificate of Designations, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed with the SEC on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to us under the headings “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ PERKINS COIE LLP